CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Statements" and in Exhibit C-"Financial Highlights" in the Prospectus/Proxy Statement of Touchstone Strategic Trust relating to the reorganization of the Value Plus Fund into the Large Cap Core Equity Fund, both series of the Touchstone Strategic Trust, and to the incorporation by reference of our report dated May 11, 2006, with respect to the financial statements and financial highlights of the Value Plus Fund and the Large Cap Core Equity Fund in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14), filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP

Cincinnati, Ohio
June 28, 2006